Exhibit 99.1
                                                              [PRESS RELEASE]

Contact: James R. Moore, CFO
         Willing L. Biddle, President
         Urstadt Biddle Properties, Inc.
         (203) 863-8200


                       UB Properties Announces Agreements
                    to Acquire Two Properties for $33 million


Greenwich, Connecticut, October 17, 2002 - Urstadt Biddle Properties Inc. (NYSE:
UBP.A and UBP) announced today that it has signed contracts with two unrelated owners to acquire two shopping center properties totaling 220,000 square feet of retail space for approximately $33 million in the Company's target acquisition areas within New York and Connecticut. The Company previously announced that it signed a contract to purchase a 40,000 square foot shopping center in Fairfield, Connecticut for $10.25 million. The contracts are subject to certain conditions. Therefore, there can be no assurance as to when or if the purchases will be consummated.

The Company expects the all cash transactions to close during the next several months and will finance the acquisitions from the proceeds of its recent public sale of 8 million shares of Class A Common stock.



UBP, a real estate investment trust headquartered in Greenwich, Connecticut, is engaged in the ownership, management, and acquisition of commercial properties, primarily community shopping centers. UBP owns 26 properties, containing more than 2.9 million square feet of space. Urstadt Biddle Properties Inc. has been added as a component of both the Russell 2000 (R) Index, representing small cap stocks and the Russell 3000 (R) Index, representing the broader market.

Certain statements contained herein may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include, among other things, risks associated with the timing of and costs associated with property improvements, financing commitments and general competitive factors.